Exhibit 99.1

Press Release

Clean Harbors Reports Fourth-Quarter

and Year-End 2009 Financial Results

•                  Year-over-Year Revenue Growth Driven by Eveready Acquisition

•                  Profitability Lower than Expected Due to Utilization Levels of Eveready Assets

•                  Cash Flow Remains Strong; Ends Year with $234 Million in Cash and Equivalents

•                  Company Updates 2010 Guidance

Norwell, MA — February 24, 2010 — Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental, energy and industrial services throughout North America, today announced financial results for the fourth quarter and year ended December 31, 2009.

For the fourth quarter of 2009, Clean Harbors reported a 39 percent increase in revenue to $347.0 million compared with $249.8 million in the fourth quarter of 2008.  This increase was primarily due to the recent acquisition of Eveready Inc., a leading provider of energy and industrial services in Western Canada, which was acquired on July 31.  Income from operations was $27.9 million compared with $26.9 million in the fourth quarter of 2008.  Fourth quarter 2009 net income was $13.9 million, or $0.53 per diluted share, compared with $17.9 million, or $0.75 per diluted share, in the fourth quarter of 2008.

EBITDA (see description below) increased 27 percent to $52.6 million in the fourth quarter of 2009 from $41.3 million in the comparable period of 2008.

Comments on the Fourth Quarter

“Our fourth-quarter results were mixed as we achieved the low end of our quarterly revenue guidance, but generated lower-than-anticipated EBITDA,” said Alan S. McKim, Chairman and Chief Executive Officer.  “The quarter marked our first full reporting period for Clean Harbors with Eveready.  Our nearly 40% top-line growth was driven primarily by the addition of the Eveready business lines.  In Environmental Services — which is primarily the legacy Clean Harbors business — we saw some stabilization as revenues increased by approximately 5% sequentially.   Incineration levels remained healthy at 87% utilization, landfill volumes rebounded from a soft third quarter, and we saw incremental upticks in our Treatment, Storage and Disposal Facilities and wastewater treatment business.  Revenues within Clean Harbors Energy and Industrial Services — primarily the Eveready operations — fell below expectations in several areas, particularly within Exploration Services.”

“While our EBITDA was 27% higher year-over-year due to the acquisition and the leverage within our network, several factors led to our EBITDA falling short of our guidance,” said McKim.  “We ramped up our staffing levels at Eveready for the seasonally stronger fourth quarter.  However, customer demand did not materialize as quickly as anticipated, resulting in lower billable utilization of our personnel and underutilization of Eveready’s fleet of specialized equipment.  In addition, margins came under pressure from a highly competitive pricing environment.”

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com

Full-Year 2009 Results

Revenues for the year ended December 31, 2009 increased 4 percent to a record $1.07 billion, compared with $1.03 billion for full-year 2008.  Income from operations for full-year 2009 was $82.1 million compared with $108.0 million in the prior year.  EBITDA (see description below) for 2009 was $157.6 million compared with $163.2 million for 2008.   EBITDA for 2009 was reduced by $8.1 million in acquisition-related costs.

The Company generated net income of $36.7 million, or $1.47 per diluted share, for the full-year 2009.  This compares with 2008 net income of $57.5 million, or $2.51 per diluted share.

The Company concluded 2009 with cash and cash equivalents of $233.5 million, compared with $249.5 million at December 31, 2008.

Comments on Full-Year 2009

“The economic recession clearly hindered our performance in 2009,” McKim said.  “Within our Environmental Services business, Technical Services was met with prolonged project delays and weakness within certain key verticals.  At the same time, Field Services was affected by the slowdown at many of our petrochemical, specialty chemical, utility and refinery customers, as well as limited remediation business.  The year also lacked any major emergency response events.  We concluded the year with a soft quarter in our newly formed Industrial Services and Exploration segments.  Despite these challenges, 2009 was a year of achievement and expansion for Clean Harbors.  We successfully acquired Eveready, broadened our geographic footprint, substantially expanded our service offerings, increased our incineration capacity and solvent recycling capabilities, generated strong free cash flow for the year, and once again were recognized for our exemplary health and safety track record by OSHA.”

Non-GAAP Fourth-Quarter and Full-Year Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA as described in the following reconciliation showing the differences between reported net income and EBITDA for the fourth quarter and full year of 2009 and 2008 (in thousands):

	For the three months ended:		For the year ended:
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net income	$13,922	$17,949	$36,686	$57,486
Accretion of environmental liabilities	2,689	2,698	10,617	10,776
Depreciation and amortization	21,947	11,776	64,898	44,471
Loss on early extinguishment of debt	—	1,222	4,853	5,473
Interest expense, net	6,454	614	15,999	8,403
Provision for income taxes	8,678	7,110	26,225	36,491
Income from discontinued operations, net of tax	(1,027)	—	(1,439)	—
Other (income) expense	(104)	(30)	(259)	119
EBITDA	$52,559	$41,339	$157,580	$163,219

Business Outlook and Financial Guidance

“We remain cautious about the sales environment in 2010 although we are beginning to see the initial signs of recovery in many of our end-markets — characterized by two consecutive quarters of sequential revenue gains in our Environmental Services business,” McKim said.  “In early 2010, we experienced an uptick in much of our Western Canadian operations, although not at the profitability levels we expected.”

“The Company continues with the integration of Eveready and expects that the management systems and processes that have been implemented will enable us to improve our EBITDA margins throughout 2010.  Going forward, our focus will be on effectively managing our personnel and asset utilization levels, opening new offices across Eastern Canada and the U.S., and cross selling the many services the Company now offers across our expanded customer base. We continue to believe the Eveready platform will enable us to achieve continued revenue growth for the foreseeable future in the U.S., Canada and internationally,” McKim concluded.

The Company is reiterating its 2010 annual revenue guidance, exclusive of potential future acquisitions, in the range of $1.40 billion to $1.45 billion.  The Company now is targeting EBITDA of $224 million to $232 million, or EBITDA margin of approximately 16% for 2010.  The Company had previously provided preliminary EBITDA margin guidance of approximately 17%. This reduction in EBITDA guidance is primarily due to the recent margin trends in the Eveready business and the unseasonable weather throughout North America in early 2010.

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this press release today, Wednesday, February 24, 2010 at 9:00 a.m. (ET).  On the call, Chairman, President and Chief Executive Officer Alan S. McKim and Executive Vice President and Chief Financial Officer James M. Rutledge will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the fourth-quarter and year-end webcast should log onto www.cleanharbors.com/investor_relations.  The live call also can be accessed by dialing 877.709.8155 or 201.689.8881 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors

Clean Harbors is the leading provider of environmental, energy and industrial services throughout North America.  The Company serves more than 50,000 customers, including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies.

Within Clean Harbors Environmental Services, the Company offers Technical Services and Field Services.  Technical Services provide a broad range of hazardous material management and disposal services including the collection, packaging, recycling, treatment and disposal of hazardous and non-hazardous waste.  Field Services provide a wide variety of environmental cleanup services on customer sites or other locations on a scheduled or emergency response basis.

Within Clean Harbors Energy and Industrial Services, the Company offers Industrial Services and Exploration Services.  Industrial Services provide industrial and specialty services, such as high-pressure and chemical cleaning, catalyst handling, decoking, material processing and industrial lodging services to refineries, chemical plants, pulp and paper mills, and other industrial facilities.  Exploration Services provide exploration and directional boring services to the energy sector serving oil and gas exploration, production, and power generation.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 175 locations, including over 50 waste management facilities, throughout North America in 36 U.S. states, seven Canadian provinces, Mexico and Puerto Rico.  The Company also operates international locations in Bulgaria, China, Sweden, Singapore, Thailand and the United Kingdom.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Such statements may include, but are not limited to, statements about the benefits of the acquisition of Eveready, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based upon the current beliefs and expectations of Clean Harbors’ management and are subject to significant risks and uncertainties.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission.  A variety of factors may affect the Company’s performance, including, but not limited to:

•                  The Company’s ability to manage the significant environmental liabilities that it assumed in connection with prior acquisitions;

•                  The availability and costs of liability insurance and financial assurance required by governmental entities related to the Company’s facilities;

•                  General conditions in the oil and gas industries, particularly in the Alberta oil sands and other parts of Western Canada;

•                  The possibility that the expected synergies from the acquisition of Eveready will not be timely or fully realized;

•                  The extent to which the Company’s major customers commit to and schedule major projects;

•                  The Company’s future cash flow and earnings;

•                  The Company’s ability to meet its debt obligations;

•                  The Company’s ability to increase its market share;

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services, energy and industrial services marketplaces; and

•                  The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on www.cleanharbors.com/investor_relations.

Contacts:

James M. Rutledge	Bill Geary	Jim Buckley
EVP and Chief Financial Officer	Public Affairs Counsel	Executive Vice President
Clean Harbors, Inc.	Clean Harbors, Inc.	Sharon Merrill Associates, Inc.
781.792.5100	781.792.5130	617.542.5300
InvestorRelations@cleanharbors.com		clh@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

	For the three months ended:		For the year ended:
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Revenues	$346,969	$249,788	$1,074,220	$1,030,713
Cost of revenues (exclusive of items shown separately below)	252,816	172,179	753,483	707,820
Selling, general and administrative expenses	41,594	36,270	163,157	159,674
Accretion of environmental liabilities	2,689	2,698	10,617	10,776
Depreciation and amortization	21,947	11,776	64,898	44,471
Income from operations	27,923	26,865	82,065	107,972
Other income (expense)	104	30	259	(119)
Loss on early extinguishment of debt	—	(1,222)	(4,853)	(5,473)
Interest expense, net	(6,454)	(614)	(15,999)	(8,403)
Income from continuing operations before provision for income taxes	21,573	25,059	61,472	93,977
Provision for income taxes	8,678	7,110	26,225	36,491
Income from continuing operations, net of tax	12,895	17,949	35,247	57,486
Income from discontinued operations, net of tax	1,027	—	1,439	—
Net income	$13,922	$17,949	$36,686	$57,486
Earnings per share:
Basic	$0.53	$0.76	$1.48	$2.56
Diluted	$0.53	$0.75	$1.47	$2.51

Weighted average common shares outstanding	26,244	23,697	24,817	22,465
Weighted average common shares outstanding plus potentially dilutive common shares	26,363	23,871	24,933	22,866

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	December 31,	December 31,
	2009	2008
Current assets:
Cash and cash equivalents	$233,546	$249,524
Marketable securities	2,072	175
Accounts receivable, net	274,918	174,990
Unbilled accounts receivable	12,331	5,545
Deferred costs	5,192	5,877
Prepaid expenses and other current assets	18,348	13,472
Supplies inventories	41,417	26,905
Deferred tax assets	18,865	12,564
Assets held for sale	13,561	—
Total current assets	620,250	489,052

Property, plant and equipment, net	589,944	295,461

Other assets:
Long-term investments	6,503	6,237
Deferred financing costs	10,156	3,044
Goodwill	56,085	24,578
Permits and other intangibles, net	114,188	71,754
Deferred tax assets	—	5,454
Other	3,942	2,756
Total other assets	190,874	113,823
Total assets	$1,401,068	$898,336

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	December 31,	December 31,
	2009	2008
Current liabilities:
Current portion of capital lease obligations	$1,923	$400
Accounts payable	97,923	71,618
Deferred revenue	21,156	24,190
Accrued expenses	90,707	67,901
Current portion of closure, post-closure and remedial liabilities	18,412	17,264
Liabilities held for sale	3,199	—
Total current liabilities	233,320	181,373
Other liabilities:
Closure and post-closure liabilities, less current portion	28,505	26,254
Remedial liabilities, less current portion	134,379	135,007
Long-term obligations	292,433	52,870
Capital lease obligations, less current portion	6,915	360
Unrecognized tax benefits and other long-term liabilities	91,691	73,427
Total other liabilities	553,923	287,918
Total stockholders’ equity, net	613,825	429,045
Total liabilities and stockholders’ equity	$1,401,068	$898,336